Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Common Stock of Fresh Ideas Media, Inc., and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 10th day of November, 2008.

Date: November 10, 2008

BRIGHT PRAISE ENTERPRISES LIMITED

By:	/s/ Robert Choi
Name: Choi Chun Leung Robert
Title: Director

Choi Chun Leung Robert

/s/ Robert Choi